Mueller Water Products
Third Quarter 2012
Conference Call Script
Martie Zakas, Introduction and Safe Harbor Statement
Good morning everyone. Welcome to Mueller Water Products' fiscal 2012 third quarter conference call. We issued our press release reporting results of operations for the quarter ended June 30, 2012 yesterday afternoon. A copy of it is available on our website, muellerwaterproducts.com.

Mueller Water Products had approximately 156.8 million shares outstanding at June 30, 2012.

Discussing the third quarter's results this morning are Greg Hyland, our chairman, president and CEO, and Evan Hart, our CFO.

This morning's call is being recorded and webcast live on the Internet. We have also posted slides on our website which are available to help illustrate the quarter's results as well as to address our safe harbor disclosure statement and our non-GAAP disclosure requirements.

At this time, please refer to slide 2. This slide identifies certain non-GAAP financial measures that we reference in our press release, on our slides and on this call, and discloses the reasons why we believe that these measures provide useful information to investors. As required by Regulation G, reconciliations between non-GAAP and GAAP financial measures are included in the supplemental information within our press release and on our website.

Slide 3 is our safe harbor disclosure statement addressing forward-looking statements. This slide includes cautionary statements identifying important factors that could cause actual results to differ materially from those included in the forward-looking statements, as well as specific examples of forward-looking statements. Please take note of slides 2 and 3 in their entirety.

During this call, all references to a specific year or quarter refer to our fiscal year which ends on September 30, unless specified otherwise.

As previously announced, we sold U.S. Pipe effective April 1, 2012. U.S. Pipe's operating results have been reclassified as discontinued operations, and its assets and liabilities have been reclassified as held for sale, for all periods presented.

The archived webcast and the corresponding slides will be available for at least 90 days in the Investor Relations section of our website. In addition, we will furnish a copy of our prepared remarks on Form 8-K later this morning.

After the prepared remarks, we will open the call to questions.

I'll now turn the call over to Greg.

Greg Hyland:

Thanks, Martie.

We appreciate you joining us today as we discuss our results for the 2012 third quarter. I'll begin with a brief overview of the quarter, followed by Evan's detailed financial report which covers key drivers affecting our businesses. After that, I will follow with additional comments on our recent results and our end markets, as well as our outlook for the fourth quarter.

Third quarter results yielded increases in net sales, adjusted operating income and adjusted EBITDA on a year-over-year basis. The data on the residential construction market is trending positive, and we believe we saw some pockets of growth from this market segment during the third quarter.

At Mueller Co.'s base business in the third quarter net sales increased 6.9 percent and adjusted operating income grew 14.0 percent, driven by increased domestic shipments of valves, hydrants and brass products. We also had a number of wins at both Mueller Systems and Echologics. Mueller Systems announced a supply agreement with American Water, the largest publicly traded U.S. water and wastewater utility company, for water meters and automated meter reading systems, and also a $6.6 million agreement for our meters and AMI system with Bentonville, Arkansas. Echologics also recently extended its contract with the City of New Orleans which is expected to generate approximately $5 million in revenue over the next two years. It is encouraging to see the traction both businesses are gaining in the marketplace.

Anvil again delivered solid results in the third quarter but saw some softness in certain markets. While net sales were essentially flat, adjusted operating income increased year-over-year.

We continue to believe that we are well positioned for future profitable growth as end-market demand improves and we are able to increase capacity utilization.

I will now turn the call over to Evan who will provide more details on our third quarter financial results.

Evan Hart - Financial Summary

Thanks Greg, and good morning everyone. I'll first review the consolidated results and then discuss segment performance.

Consolidated net sales for the 2012 third quarter of $275.9 million increased $16.3 million, or 6.3%, from the 2011 third quarter net sales of $259.6 million. Net sales increased due to higher shipment volumes and higher prices.

Consolidated gross profit of $79.6 million for the 2012 third quarter improved from $73.1 million for the 2011 third quarter. Gross profit margin for the 2012 third quarter improved 70 basis points to 28.9 percent and was positively impacted primarily by higher sales prices at both Mueller Co. and Anvil as well as higher shipment volumes at Mueller Co.

Consolidated selling, general and administrative expenses of $53.2 million for the 2012 third quarter compare to $48.1 million for the 2011 third quarter. Selling, general and administrative expenses were higher driven primarily by planned investments associated with Mueller Systems and Echologics, higher sales commissions and other costs.

Adjusted operating income for the 2012 third quarter of $26.4 million improved from $25.0 million for the 2011 third quarter, primarily driven by higher shipment volumes and higher sales prices.

Adjusted EBITDA for the 2012 third quarter of $41.4 million improved from $40.7 million for the 2011 third quarter.

Interest expense, excluding terminated swap contracts, decreased $1.1 million in the third quarter year-over-year due primarily to lower levels of total debt outstanding. Interest expense, net for the 2012 third quarter was $14.9 million, which included $1.3 million of non-cash costs for terminated interest rate swap contracts, compared to $16.8 million for the 2011 third quarter, which included $2.1 million for such contracts. Although these contracts were terminated prior to 2011, the related costs are being amortized over the original term of the swap contracts.

During the 2012 third quarter, income tax expense was $3.4 million on income before taxes of $9.3 million, or an effective income tax rate of 36.6 percent. The effective income tax rate for the 2011 third quarter was 12.7 percent, reflecting an adjustment to estimated tax rates for state and non-U.S. income taxes on pre-tax earnings of $7.9 million. Net operating loss carryforwards remain available to offset future taxable earnings.

Adjusted net income per diluted share for both the 2012 and 2011 third quarters was $0.05. The 2012 third quarter adjusted results exclude the after-tax gain from discontinued operations of $3.9 million, after-tax loss on early extinguishment of debt of $0.9 million, after-tax interest rate swap costs of $0.8 million and after-tax restructuring expenses of $0.4 million. The 2011 third quarter adjusted results exclude the after-tax loss from discontinued operations of $9.6 million, after-tax interest rate swap costs of $1.3 million and after-tax restructuring expenses of $0.2 million.

Discontinued operations for the 2012 third quarter was primarily related to a refinement of the income tax valuation allowance recorded in the 2012 second quarter.

There was a weighted average of 158.0 million diluted shares of our common stock outstanding for the 2012 third quarter compared to a weighted average of 156.4 million diluted shares outstanding for the 2011 third quarter.

I'll now move on to segment performance and begin with Mueller Co.

Mueller Co.'s net sales for the 2012 third quarter of $182.6 million increased 10.1% from the 2011 third quarter net sales of $165.8 million. Net sales grew due to higher shipment volumes across all three businesses and higher prices primarily in our base business, partially offset by unfavorable Canadian currency exchange rates. Shipment volumes increased for domestic valves, hydrants, and brass products, all part of Mueller Co.'s base business, which excludes Mueller Systems and Echologics. Domestic unit shipments of valves increased 11.5%, hydrants increased 3.5%, and brass products increased 12.7% in the third quarter on a year-over-year basis.

Adjusted operating income for the 2012 third quarter increased 7.9% to $24.6 million from $22.8 million for the 2011 third quarter. Base business adjusted operating income margin improved to 17.2% this quarter from 16.1% last year. Mueller Co. total adjusted operating income margin declined slightly to 13.5% for the 2012 third quarter from 13.8% in the 2011 third quarter which includes the impact of investments at Mueller Systems and Echologics.

I'll now turn to Anvil…

Net sales for the 2012 third quarter were $93.3 million compared to $93.8 million for the 2011 third quarter. Net sales decreased slightly due to lower shipment volumes primarily in Anvil's industrial markets which were mostly offset by higher prices. Anvil's sales to the oil and gas market were up only slightly year-over-year as we saw strong market expansion last year making the year-over-year comparisons tougher.

Adjusted operating income increased slightly to $9.9 million in the 2012 third quarter from $9.6 million in the 2011 third quarter. Adjusted operating margin for the 2012 third quarter was 10.6% compared to the 2011 third quarter adjusted operating margin of 10.2%.

For the 2012 third quarter, Anvil improved both its adjusted EBITDA and adjusted EBITDA margin year-over-year. Adjusted EBITDA increased to $13.5 million, or an adjusted EBITDA margin of 14.5%, for the 2012 third quarter compared to adjusted EBITDA of $13.3 million, or an adjusted EBITDA margin of 14.2%, for the 2011 third quarter.

Discontinued operations for the 2012 third quarter included a pre-tax loss of $1.4 million from the sale of U.S. Pipe. During the 2012 third quarter, discontinued operations included an income tax benefit of $4.3 million primarily related to a refinement of the income tax valuation allowance recorded in the 2012 second quarter.

Turning now to a discussion of our liquidity...

Free cash flow, which is cash flows from continuing operations from operating activities less capital expenditures, was $5.0 million for the first nine months of 2012 versus a negative $16.1 million for the comparable period in 2011. The year-over-year increase in free cash flow was primarily related to the timing of cash collections and disbursements and the income tax refund received in the 2012 second quarter.

At June 30, 2012, total debt was $622.8 million and included $420.0 million of 7⅜% senior subordinated notes due 2017, $199.8 million of 8¾% senior unsecured notes due 2020, and $3.0 million of other. Based on June 30, 2012 data, we had $141.3 million of excess availability under our asset based credit agreement.

During the 2012 third quarter, the Company reduced its total debt outstanding by $69.7 million to $622.8 million. During the quarter, interest expense declined $1.1 million on a year-over-year basis primarily due to our debt repayment.

I'll now turn the call back to Greg.

Thanks, Evan.

I'll now elaborate a little more on our 2012 third quarter performance and end markets and then provide an outlook for our fourth quarter. I'll begin with Mueller Co.

We are pleased with the net sales growth in Mueller Co.'s base business where shipments of domestic valves, hydrants and brass products in both dollars and units were up year-over-year.

We believe demand for our products benefitted from spending by municipal water systems, and we also believe we saw pockets of growth in demand from residential construction.

Our quotation activity in the third quarter for Mueller Co.'s base business was up more than 15% in the number of quotations and up more than 20% in dollars quoted year-over-year. We also believe that distributor inventories at the end of the third quarter were down from both the previous quarter and year-over-year. We believe this is positive because we expect that distributors will have to place additional orders to satisfy end-market demand rather than solely shipping from their existing inventory.

Last quarter we said that we were uncertain as to the extent to which our increased volume of valves and hydrants was simply due to an earlier weather-related start to the construction season. However, based on what we saw in the third quarter we are more comfortable that the volume increases in the second quarter were not solely a pull forward of construction activity due to weather but also resulted from growth in our end markets.

We continue to make good progress at Mueller Systems with net sales in the quarter up almost 60% year-over-year. As we mentioned, we were successful in winning several of our anticipated agreements although the timing was later than our original expectations.

We also continue to make nice progress in introducing our Echologics leak detection and pipe condition assessment technologies to the marketplace. For example, as mentioned earlier, we recently extended our agreement with the City of New Orleans based on the benefits we were able to achieve for the city. The interest in leak detection and pipe condition assessment services is growing as municipalities increasingly look for ways to help them prioritize their capital spending and more efficiently manage the challenges of addressing their aging water infrastructure.

As Evan discussed, Anvil had another solid quarter. Most of its addressed markets are relatively stable, with the oil & gas market, which accounted for approximately 20% of Anvil's sales, remaining strong although it was up only slightly year-over-year due to tougher comparisons. Meanwhile we saw softening in Anvil's addressed industrial markets.

Before I turn to our outlook for the fourth quarter, I'll discuss what we are seeing with some of the macro drivers in our end markets. While most of the recent macro-economic data has turned negative compared to earlier this year, we believe our water infrastructure markets have essentially hit bottom and have stabilized.

The general municipal spending environment continues to remain stable although budget pressure and economic uncertainty persist. State tax receipts grew at 6.6% year-over-year, and local tax receipts were up only slightly for the latest 12 months as of March 31st.

On the municipal bond front, rates are still very attractive from a historical perspective, and year-to-date, issuance is up 65% although the bulk of the issuance is for refinancing.

Finally, the housing market appears to have stabilized with some signs that a recovery is underway. Housing starts in June represented the sixth consecutive month of greater than 700,000 units on a seasonally adjusted annualized basis. June was the first time above 750,000 starts since October 2008. Furthermore, June single family starts were above 500,000 units for the third consecutive month and the 539,000 unit reading was the strongest since April 2010. As a potential future indicator, we saw housing permits above 700,000 for the fifth consecutive month. Both total and single family permits grew close to 20% on a year-over-year basis.

Again it is important to note that an improving housing market ultimately helps bolster the municipal market as local governments benefit from increased property taxes, as well as connection fees and other ancillary fees associated with residential construction.

Overall we think the signs we are seeing in our water markets are mostly positive giving us more confidence that our markets have stabilized and we could see some continued growth.

Turning now to our outlook for the fourth quarter…

On a year-over-year basis for the fourth quarter, we expect Mueller Co.'s net sales to increase due to both volume growth and higher prices in our base business. For Mueller Systems and Echologics, we expect to see significantly higher net sales on a year-over-year basis. For example, the backlog at Mueller Systems is up over 60% at the end of July as compared to the same date a year ago.

Generally, we expect raw material costs to be slightly lower year-over-year.

Mueller Co.'s base business is expected to benefit from greater capacity utilization in the second half of this year compared to the prior year and therefore achieve higher operating leverage. At Mueller Systems and Echologics, we expect operating performance will improve both year-over-year and sequentially primarily driven by shipments associated with our recent wins.

In total, we expect adjusted operating income for Mueller Co. to be significantly higher year-over-year with improved performance at both our base business as well as Mueller Systems and Echologics. However, we expect that volume in our base business, and consequently adjusted operating income, will be less than what we experienced in the third quarter of this year.

Now I'll turn to Anvil.

We expect to see essentially flat shipment volumes in the 2012 fourth quarter year-over-year as energy and fire protection markets remain stable while we expect its industrial markets to remain soft. In total, we expect to see a slight decline in Anvil's adjusted operating income since we will be negatively impacted by slightly higher-per-unit costs due to lower production in the third quarter of this year versus a year ago.

I'll now discuss some other key variables for 2012. Our corporate expenses are estimated to be approximately $30 million. Depreciation and amortization is estimated to be about $61 million, and interest expense is estimated to be approximately $60 million which includes $5 million of non-cash interest expense associated with the terminated swap contracts. Capital expenditures are estimated to be between $28 and $30 million.

Our effective income tax rate for the fourth quarter of 2012 is expected to be between 43 and 45 percent.

We expect 2012 free cash flow from continuing operations could be slightly greater than $30 million.

We continue to improve our working capital efficiency. For example, inventory turns for the 12 months ended June 30, 2012 improved about half a turn from the comparable prior year period.

Furthermore, for the latest 12 months, average receivables, inventory and accounts payable as a percentage of net sales decreased about 180 basis points from a year ago.

In summary, the data on the residential construction market is trending positive, and we believe we saw some pockets of growth from this market segment during the third quarter. We continue to believe that we are well positioned for future profitable growth as end-market demand improves and we are able to increase capacity utilization. We are also encouraged by the sales growth we are seeing in both Mueller Systems and Echologics.

With that, I will open this call for your questions.

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That concludes today's call. Thank you for joining us this morning.